Exhibit 99.1

ENDEAVOUR INTERNATIONAL December 2010 Company Fact Sheet
Poised for Significant Production Growth in the US and UK
www.Endeavourcorp.com
ENDEAVOUR INTERNATIONAL CORPORATION (“END” or “the Company”) is an independent oil & gas company with operations in the U.K. North Sea and the United States.
•	Return-Focused Strategy with Multiple Channels for Growth. Over the past two years, END has demonstrated a strong track record of drilling success and has executed on a low-risk, disciplined exploration and development strategy. Management has matured a portfolio of onshore U.S. and offshore North Sea assets that can deliver significant growth in production and cash flow over the next four to five years. The company has also proven its ability to capture exceptional returns through monetizing portions of its portfolio at opportune times.
•	Focused on Growth Initiatives. Historically, END has operated in the North Sea, but in early 2010 expanded its portfolio into the U.S. targeting expansive, onshore resources that have lower finding and development costs, as well as shorter cycle times. Its near-term objective is to build scale and scope in the U.S. shale plays and longer-term to leverage its expertise as an operator of its onshore activities. END believes that its existing balanced portfolio of oil and gas reserves will produce 30,000 to 40,000 BOEPD by 2015.
•	Significant Opportunities in Onshore U.S. Shale Plays. END has significant interests in four U.S. shale plays, including the highly-prospective Haynesville and Marcellus gas shales (approximately 59,000 gross acres, 26,000 net) and new frontier plays in Alabama and Montana (approximately 460,000 gross acres, 138,000 net acres). In the Haynesville, END and its joint-venture partner own acreage interests in the Louisiana “sweet spot” of the trend, where it has completed four successful wells, and momentum is building in all four of its U.S. shale plays.
•	Bringing North Sea Assets to Production. In the U.K. North Sea, Endeavour has three primary development projects — Bacchus, Columbus and the Greater Rochelle area — which have the potential to significantly expand its total proved reserves and production levels. Bacchus has been approved by the UK authorities and is expected to begin production in 2011. In November, the company announced it has increased its working interested in Bacchus from 10% to 30% giving it an even greater position in the near-term proven oil play. Endeavour plans to continue to grow its North Sea activities when it is able to put capital to work and realize high rates of return for its shareholders.
•	Recent Financing Transaction Improved Liquidity. Endeavour has significantly improved the flexibility of its capital structure. In mid-August 2010, Endeavour secured a three-year $160 million senior secured credit facility, which allowed it to pay down existing bank debt. The remaining funds combined with the proceeds from its recent sale of its Cygnus prospect in the North Sea will be spent on the Company’s growth initiatives and bringing its existing properties onto production.
•	Well-Funded Position Supports Resource Development. Because the North Sea resources are strategically located to the European gas markets, an ongoing “land grab” is increasing the value of those properties. END has taken the opportunity to monetize certain assets when it was economic to do so. It recently sold its 12.5% interest in the undeveloped Cygnus field in the U.K. North Sea to Bayerngas U.K. Ltd. for $110 million in cash. These proceeds combined with the financing transaction puts Endeavour in a strong position to develop its existing prospects.
•	Drilling of West Rochelle Prospect Began September. In early October, END completed a successful appraisal well that confirmed the presence of an oil and gas reservoir in the West Rochelle prospect in the U.K. North Sea. The appraisal well encountered natural gas in an excellent quality reservoir similar to that at Rochelle, and has the potential to significantly increase the size of the Rochelle development. The Company was fully carried for the cost of the well.

Price (December 15, 2010)	$11.09
Stock Data (Pro Forma)

Fiscal Year-End:	December
Symbol / Exchange:	END / AMEX
Symbol / Exchange:	ENDV / LSE
52-Week Range:	$5.60 - $12.18
Common Shares Outstanding:	24.8 mm
Market Capitalization:	$275.0 mm
Total Enterprise Value 1):	$642.8 mm
Average Daily Volume (Last Three Months):	89,888
Executive Officers and Directors Ownership 2):	11.6%
Financial Data Pro Forma (unaudited)

	9/30/2010		12/31/2009
Total Cash:	$49.1	mm	$27.3	mm
Total Net Debt:	$282.2	mm	$196.1	mm
Preferred Stock:	$53.2	mm	$59.1	mm
Stockholders’ Equity:	$71.3	mm	$60.1	mm
Net Debt / Net Book Capital:	76.6%		73.7%
Stock Price (1-year price performance)

1)	Total Enterprise Value defined as market capitalization plus total debt less cash.

2)	Data from Endeavour 2010 proxy.

3)	Quarterly results are unaudited.
©2010 Endeavour International Corporation
All Rights Reserved.

Fact Sheet	December 2010
INVESTMENT THESIS
The primary objective of Endeavour International Corporation is to grow shareholder value through a balanced strategy of exploring, acquiring, and developing oil and gas reserves. To improve its returns on capital deployed and maximize oil and gas production, Endeavour has built a strong asset base of oil and gas reserves in the U.K. North Sea and more recently in the United States. The company has successfully put its capital to work and has opportunistically monetized certain assets for significant returns. In addition, during the year the Company has revamped its capital structure improving its liquidity and financial flexibility.
Historically, END has focused on the North Sea, where it has three valuable development projects, including the Columbus, Bacchus and Greater Rochelle area fields. Given the attractive market for assets in that region, these projects are becoming increasingly valuable. In the United States, the Company is building a significant position in both proven and frontier onshore shale resources plays. As a result, the Company has a balanced portfolio of assets with exposure to liquids and gas prices in the U.K. and the U.S. markets that can produce 30,000 to 40,000 BOEPD by 2015.
Balancing North Sea Exposure with Onshore U.S. Assets. While END’s North Sea assets offer significant opportunities for growth and profitability, one of the biggest challenges has been the long lead times to bring these discoveries to production. The North Sea suffers from a lack of easily accessible infrastructure that makes the process of selecting, permitting and connecting producing subsea wells to host platforms a lengthy one. Typically, cycle times from discovery until initial production can take several years.
In order to balance the company’s exposure to its capital-intensive North Sea assets and lower its risk profile, END has increased its presence in U.S. with the acquisition of onshore properties that have cycle times of only months instead of years. Also, the Company’s entry into the U.S. coincided with the recent market downturn allowing Endeavour to enter into several existing and frontier resource plays at beneficial pricing levels.
Utilizing its strong cash and liquidity positions over the past year and a half, Endeavour has been able to capitalize on the asset-rich environment in the U.S. With the proceeds from the partial preferred stock redemption and the Norwegian asset sale, Endeavour funded its October 2009 and January 2010 transactions, acquiring working interests in the Haynesville and Marcellus shales, as well as first-mover opportunities in Montana and Alabama.
Its current strategy is focused on “de-risking” its business model by shifting from exploration to development of its portfolio. The Company plans to balance new exploration opportunities around its existing acreage plays, with its overall goal to bring the Bacchus, Greater Rochelle, and Columbus prospects on to production with looking for new opportunities to add oil and gas properties to its U.S. portfolio.
Improved Capital Structure Supported Entry into U.S. Endeavour continues to restructure its balance sheet and improve the flexibility of its capital structure. In mid-August 2010, Endeavour secured a three-year $150 million senior secured credit facility, of which $66 million was used to repay the company senior bank and second lien facilities. This facility offered the company the flexibility to sell assets and reinvest the proceeds in the business, make acquisitions and incur additional debt. In October, the Company borrowed an additional $10 million as provided for under the facility. The remaining funds will be spent to further the Company’s growth initiatives.
Earlier this year, the Company completed two financing transactions, including a $25 million lending facility with the Bank of Scotland PLC and a $20.5 million private placement of common stock sold primarily to its existing shareholders.
In November 2009, the Company redeemed 60% of its $125 million Series C preferred stock and removed the previous onerous anti-dilution features, reduced the annual dividend rate from 8.5% to 4.5% and adjusted the conversion price from $17.50 to $8.75 per share. Net of the issuance of $50 million subordinated notes, which was part of the redemption, the total annualized savings were about $2.4 million. As it develops its portfolio of assets, the Company will maintain capital discipline through prudent management of its balance sheet and an active hedging program.
Share Consolidation to Expand Investor Base. Endeavour also recently completed a 1-for-7 share consolidation that was effective on November 18, 2010. Trading at a share price above $5.00 will make the stock more attractive to new investors and positions the Company’s trading metrics more in-line with its peers.
Acquisitions and Divestitures Have Generated Excellent Returns. Endeavour has demonstrated its ability to make accretive acquisitions and divestitures that deliver strong returns to its shareholders through prudent portfolio management. For example, the company’s Norwegian assets, which were acquired for $38 million in 2004 and sold for $150 million in mid-2009, generated a 651% return to shareholders.
More recently, Endeavour completed the sale of its 12.5% interest in the Cygnus asset in the Southern Gas Basin of the North Sea to Bayerngas UK Ltd, the UK oil and gas subsidiary of Bayerngas Norge AS. The total cash

©2010 Endeavour International Corporation All Rights Reserved.	Page 2

Fact Sheet	December 2010
consideration was $110 million, with no associated tax burden. The transaction generated an almost 400% return on investment. The Company will use the proceeds, combined with its recently completed financing transaction, to develop its Greater Rochelle, Bacchus and Columbus projects in the North Sea and the onshore gas shale plays in the U.S.
Record Reserve Growth in 2009 Driven by Upward Revisions and Performance. During 2009, Endeavour grew its 2P oil and gas reserves by 49% to 38.9 MMBOE, representing a 980% replacement of 2009 production. Also, the Company more than doubled its 2009 proven developed and undeveloped (1P) reserve base to 18.2 MMBOE from 6.8 MMBOE in the prior year.
During the 2010 third quarter, Endeavour production volumes averaged approximately 5,000 BOEPD, reaching as high as 6,000 BOEPD on several days during the quarter. This included about 1,900 BOEPD from its U.S. properties, or about 40% of total production. The Company believes that its strategy of balancing long lead time development projects in the U.K. with shorter cycle time projects in the U.S. should accelerate near-term cash flow generation. Its goal is to reach production levels of 30,000 - 40,000 BOEPD by 2015, which would generate about $400 million of cash flow.
Experienced Executives Focused on Building Value. Over the past three years, the Company has strengthened its executive team and built a seasoned board of directors, consisting of members with backgrounds and relationships in oil and gas, engineering, investment banking, and advisory services in both the U.S. and in Europe. Its most recent addition to the board was Sheldon R. Erikson, who is the current chairman and former CEO of Cameron International Corporation.
Conventional and Unconventional Resource Opportunities in Onshore U.S.
To expand its portfolio of producing properties and accelerate cash flows, the Company is deploying some of its capital to the U.S. Its strategy is to acquire and develop frontier resource plays with first-mover opportunities, in addition to proven resource plays with low entry costs.
Well-Funded to Execute Balanced Asset Strategy. As a result of the recent financing transaction and the completed sale of Cygnus, Endeavour is well-funded to execute on the disciplined exploration and development of its strong portfolio of assets. The Company has a robust portfolio of development opportunities and has already established a strong foundation of producing assets and undeveloped acreage in both established and emerging U.S. onshore resource plays.
To date, the Company’s U.S. acreage position consisted of approximately 164,000 net acres that include over 1,400 drilling locations. Its acreage covers a broad spectrum of proven and emerging plays such as the Haynesville and Marcellus gas shales to more frontier areas such as the Heath shale in Montana and the Lower Devonian shale in Alabama.
Developing U.S. Gas Shale Resources with JV Partner. Earlier this year, Endeavour entered into a participation agreement to acquire a 50% working interest in Cohort Energy’s (a subsidiary of J-W Operating Co) interests in the Haynesville and Marcellus gas shales in 59,000 gross acres (26,000 net) in North Louisiana, Northeastern Texas and Western Pennsylvania, of which 14,300 gross acres are located in the prolific Louisiana portion. The Company plans to run a one-to-two rig program with Cohort for the remainder of 2010 maintaining a measured pace given current commodities prices. Endeavour does not have many contractual obligations to drill its U.S. acreage, which allows it to manage its capital expenditures within its balance sheet and cash flows.
The purchase of the U.S. properties involved two phases, in which END spent an initial $15 million for half of Cohort’s working interests in the proved producing reserves in 2009 and in January exercised an option to purchase PUD reserves and a leasehold interest for an additional $15 million.
Endeavour has identified over 200 potential locations in the Haynesville and over 300 in the Marcellus, and the plays would be developed by horizontal wells with 4,500’ laterals. The joint venture is expected to participate in up to twelve Haynesville wells during 2010, and in the third quarter, Endeavour and its partner completed the drilling of four horizontal wells in Louisiana where initial production rates have been measured as high as 23 mmcfd. In East Texas, the joint venture completed a horizontal Cotton Valley Sand well which tested at an initial rate of 6.1 mmcfd. Average well costs for the Haynesville area have been $8 - 9 million per well and $4 - 5 million in the Marcellus.
Net sales from U.S. production more than doubled in the 2010 third quarter from the previous quarter, primarily driven by successful completions in the Louisiana Haynesville. Currently, the Company has six wells at various stages of progress in the Haynesville/Cotton Valley and plans to drill two additional horizontal wells in the Marcellus by year-end.

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Fact Sheet	December 2010
Haynesville Gas Resource Play
In the Pennsylvanian Marcellus, a horizontal well in the Daniel prospect in Cameron County tested at a rate of 2.7 mmcfd, and the Company will participate in two horizontal wells to be drilled in the Daniel field in the fourth quarter. Currently, the joint venture is formulating an integrated development plan for that project covering over 23,000 gross acres that includes expanded infrastructure in the area for full field development.
Marcellus Gas Resource Play
First Mover Opportunity in Alabama Gas Shale Play. In a 50/50 joint venture with Hillwood Energy (operator), Endeavour has a first-mover position in a stacked gas shale play in West-Central Alabama. For an initial net investment of $8 million, the joint venture has commenced drilling of two “pilot” wells in 2010 to evaluate the reserve potential in the Lower Devonian and Mississippian shales. This prospect offers more than 400 potential drilling locations on 160,000 gross acres (63,000 net acres). As of October, two vertical pilot wells have been successfully drilled and results are being evaluated for possible vertical completions or horizontal reentries early in 2011.
Frontier Oil Shale Play in Central Montana: In a joint venture with two privately-held companies, Retamco Operating Company and Central Montana Resources (CMR), END owns a 25% interest in more than 300,000 gross acres (75,000 net) in central Montana for an initial cash consideration of $3.75 million. The prospect is a low-cost highly-prospective oil resource play with organic rich Heath Shale potential at 4,500’ depths below the Bakken Shale. Three vertical “pilot” wells are planned in 2011, and a seismic survey may be acquired after the appraisal wells are completed. Over the projected life, Endeavour could drill over 900 wells on the acquired acreage.
North Sea Development Projects Will Yield Significant Production
Endeavour has owned interests in North Sea reserves since 2004, and its exploration efforts have resulted in successful discoveries in the Bacchus, Columbus, Greater Rochelle and Cygnus fields. Production from the North Sea assets averaged in the third quarter 2010 close to 3,000 BOEPD.
Shoring Up Positions Around Remaining North Sea Acreage. Endeavour continues to look for opportunities to expand its position in the North Sea around its existing acreage. As part of the recent 26th offshore gas and licensing round with the Department of Energy and Climate Change (DECC), the Company was awarded licenses in four blocks or partial blocks, all proximate to its core properties.
Endeavour’s North Sea Assets
Gas Utilities Making North Sea “Land Grab”. To date, the market for North Sea natural gas reserves has been driven by European utilities aggressively buying acreage and producing properties in the North Sea to reduce their dependence on imported gas from Russia. In 2009, END sold its producing reserves in the Norwegian North Sea to

©2010 Endeavour International Corporation All Rights Reserved.	Page 4

Fact Sheet	December 2010
VNG, the German gas utility for $245 million generating a 644% return. In October 2010, the Company completed the sale of its Cygnus asset for $110 million, generating almost a 400% return, and expects to redeploy the cash in the U.K. to prove up near-term production.
“Oily” Bacchus Development Sanctioned This Year. The development of the Bacchus field in the Central North Sea was sanctioned during the 2010 second quarter, and the approved plan calls for three wells to be drilled and linked to a subsea tie-back production facility. This is an oil play, and in November Endeavour announced that it will increase its working interest from 10% to 30% in the field. The Company expects first production to commence in 2011 and generate approximately 5,000 BOEPD net to Endeavour. A discovery well was initially drilled in the Bacchus field in 2005 with a sidetrack well that tested at 1,000 BOEPD.
Rochelle Development On-Track for 2012
Targeting both oil and gas resources, Endeavour has drilled two successful appraisal wells at Rochelle since late 2008. The Company has a 55.6% working interest in the reservoir and operates the Rochelle prospect with its partner Nexen Petroleum UK Limited.
First of the two projects in the Greater Rochelle area, the company plans to drill of a single well in the middle of 2011 and with production to start up in mid 2012. The field, primarily gas with some liquids, will have a 32 kilometer tie back into the Scott Platform. The subsea and topsides front end engineering is complete and the procurement cycle for all equipment and services has commenced. Full project joint venture sanction is expected in December.
Significant Upside Potential in Greater Rochelle
Source: Company Information
West Rochelle Discovery Confirms Quality Reservoir.
In October 2010, the Company completed an appraisal well (15/26b-M) that straddles Blocks 15/26c and 15/26b and lies to the west of the Rochelle gas field. The well has been sidetracked to the north and has encountered hydrocarbons that extend the West Rochelle area. The well encountered natural gas with an oil rim in a reservoir similar to that discovered at Rochelle. The West Rochelle accumulation is expected to be developed as a tie-back to the Rochelle field. Endeavour’s share of the well cost were carried by Nexen and Premier for a 25% working interest each in Block 15/26c.
Columbus Field Awaiting Infrastructure Access. Discovered in 2006, the Columbus field is expected to begin producing natural gas and condensate in late 2012. Recently, an off-take solution with British Gas has taken form, allowing this project to move forward. This bridge-linked platform will connect production to the Lomond field and provide gas and condensate reception facilities.
The partners in the Columbus field are END, with a 25% working interest, Serica Energy plc (50% WI, operator), and EOG Resources (25% WI). Two appraisal wells have been drilled to date on the prospect.
Financial Results
2010 Third Quarter Results On Track With Forecasts, Excluding One-Time Items. The Company achieved solid operating results during the third quarter of 2010, in line with management forecasts, after excluding special non-recurring items. The reported net loss of $14.6 million in the 2010 third quarter compared to a $6.4 million loss in the same period last year. On a GAAP basis, the net loss was $11.7 million in the 2010 third quarter compared to a $4.5 million net loss in the 2009 third quarter.
As a result of its new financing transaction put in place in August, the Company was required to terminate certain oil derivative contracts that resulted in a $10.2 million pretax loss. As of November, Endeavour has entered into new oil and gas hedge positions in the UK markets. The Company also experienced lower than expected oil sales volumes due to a delayed oil tanker scheduled to deliver 400 BOEPD of oil that was produced during the quarter. The missed sales affected third quarter revenues and cash flow by about $3 million and instead that lifting will be reflected in the fourth quarter.
For the third quarter of 2010, discretionary cash flow was $6.1 million compared to $7.6 million during the same period last year, reflecting decreases in realized natural gas prices and increased interest expense. However, about 40% of END’s interest expense was non-cash and it expensed about $1.4 million of non-cash deferred financing costs related to its new credit facility. Discretionary cash flow is equal to cash flow from operating activities before changes in working capital.
Cygnus Sale Not Yet Reflected in Financial Statements. The 2010 third quarter results did not include the expected

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Fact Sheet	December 2010
$85 million gain from the Cygnus asset, which was recorded as an asset held for sale on the third quarter balance sheet. Also, at the timing of the financing transaction, Endeavour had a letter of credit (LOC) outstanding for approximately $30 million. The new credit facility includes provisions for a new LOC, and END was required to put up cash collateral of $32.5 million, which was recorded as restricted cash on the balance sheet. The company is well on its way to finalizing the new facility and the restricted cash will become unrestricted in the fourth quarter.
Projected 2010 Capital Spending Targets Development of Assets. Year-to-date, Endeavour has spent about $75 million of its capital budget. While Endeavour had previously budgeted approximately $90 million in total capital expenditures for 2010, it plans to take a more measured pace of drilling in the U.S. which will likely result in lower total expenditures for the year.
Average Daily Production Volumes Rose 78%: Production volumes during the third quarter averaged approximately 5,000 BOEPD, reaching as high as 6,000 BOEPD during the quarter. However, the planned shutdown at Alba and production declines at its Goldeneye prospect reduced the overall quarterly rate. Management has provided production guidance for the year 2010, which it estimates will range between 4,500 to 6,000 BOEPD, of which about 55%-60% is expected to be natural gas production.
On the pricing front, Brent oil prices averaged $77 per barrel and ended the quarter at $81. While natural gas prices have been weak in the U.S., the price for gas in the U.K. has been rising. Average gas prices in the U.K. were $6.65 per MMBTU during the third quarter, up from $5.65 in the second quarter, and are currently in the $7.60 range. Natural gas as a percent of Endeavour’s total production is expected to be 55% to 60% this year.
The NAV model below is based on high and low commodity price assumptions that are tied to the 12-month strip crude oil and natural gas prices in the U.S. and the U.K. and are subject to change. The model is discounting the present value cash flows from estimated future production at 10%, and is adjusted for recent asset sales.
Net Asset Value
Endeavour International Net Asset Value

		Millions ($s)		Per Share
Oil and Gas Reserves (excluding probables & possibles)		Low Case	High Case	Low Case	High Case
UK North Sea
Oil and Gas Reserves — Proved (a/o 12/31/09)
Natural Gas	44,120 mmcf	$134.6	$136.8	$4.08	$4.14
Crude Oil	3,348 mbbls	$61.3	$63.6	$1.86	$1.93
Total UK Proved O&G Reserves	64,208 mmcfe	$195.8	$200.4	$5.93	$6.07
United States
Oil and Gas Reserves — Proved (a/o 12/31/09)
Natural Gas	10,784 mmcf	$20.5	$21.6	$0.62	$0.65
Crude Oil	18 mbbls	$0.2	$0.2	$0.01	$0.01
Total US Proved O&G Reserves	10,892 mmcfe	$20.5	$21.6	$0.62	$0.65
Total Proved Reserves		$237.0	$243.7	$7.18	$7.39
Probable and Possible Resources:
Probable Reserves	101,076 mmcfe	$353.8	$404.3	$10.72	$12.25
Possible Reserves	123,738 mmcfe	$185.6	$247.5	$5.62	$7.50
Total Probable and Possible Reserves	224,814 mmcfe	$776.4	$895.5	$23.53	$27.14
Net Undeveloped Acreage (thousand acres)
Total Undeveloped Acreage	164	$253.1	$284.1	$7.67	$8.61
Contingent Resources
West Rochelle & Other	66,210 mmcf	$125.8	$132.4	$3.81	$4.01
Adjusted for: (Pro forma)
Cash		$163.6	$163.6	$4.96	$4.96
Long Term Debt		($291.6)	($291.6)	($8.84)	($8.84)
		($128.0)	($128.0)	($3.88)	($3.88)

Total Net Asset Value		$1,027.3	$1,184.0	$31.13	$35.88

Fully Diluted Shares Outstanding (mm)	33.0
Source: Company information & estimates; reserves adjusted for Cygnus asset sale

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Fact Sheet	December 2010
Significant Probable and Potential Oil & Gas Reserves

*	Proforma adjusted for disposition of Norway subsidiary

**	December 2010 estimated 2P reserves reduced 13 MMBOE in Cygnus asset sale and subject to the completion of the Bacchus transaction for 3.5MM BOE.
Source: Netherland, Sewell & Associates, Inc.
Potential Production Growth Through 2015 (BOEPD)

U.S. Onshore and U.K. North Sea Prospects	Physical Production Volumes

U.S. Asset Portfolio

©2010 Endeavour International Corporation All Rights Reserved.	Page 7

Fact Sheet	December 2010
Endeavour International Corporation
Company Headquarters
United States
1001 Fannin Street, Suite 1600
Houston, TX 77002
713.307.8700

United Kingdom
114 St. Martin’s Lane
London WC2N 4BE England
+44.0.207.451.2350
Reader Advisory and Forward Looking Statements
This Fact Sheet is presented as a brief company overview for the information of investors, analysts and other parties with an interest in Endeavour International Corporation (the Company). Company management hopes that this Fact Sheet will encourage analysts and investors to investigate more about the Company through its Securities and Exchange Commission (SEC) filings, press releases and other public materials. This Fact Sheet does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company. This Fact Sheet contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which Endeavour discusses factors it believes may affect its performance in the future. These statements are based on the Company’s current assumptions, expectations and projections about future events, which are subject to a wide range of business risks. The Company encourages investors to review the information regarding the risks inherent to Endeavour and its industry, as described in its Annual Report on Form 10-K for the year ended December 31, 2009, copies of which are available at http://www.sec.gov and at the Company’s website at www.Endeavour.com. This Fact Sheet does not purport to be all-inclusive or to contain all of the information that a reader may desire regarding the structure or the affairs of the Company. Although the Company believes that the assumptions reflected in these forward-looking statements are reasonable, the Company can give no assurance that these assumptions will prove to be correct or that financial or market forecasts, savings or other benefits anticipated in the forward-looking statements will be achieved. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those projected. The information contained in this Fact Sheet is only current as of the publish date and the Company undertakes no obligation to update this Fact Sheet.

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